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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 28, 2003 is made by and between JANUS HOTELS AND RESORTS, INC., a Delaware corporation (the "Company"), and Janus Acquisition, Inc., a Delaware corporation (the "Purchaser").

                                   BACKGROUND

         The Board of Directors of each of the Company and the Purchaser deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of the Company with and into the Purchaser, upon the terms and subject to the conditions set forth herein (the "Merger"), and have adopted resolutions in accordance with Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), adopting and approving this Agreement, the Merger and the other transactions contemplated herein.

         NOW THEREFORE, in consideration of the mutual agreements contained in this agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

Section 1.1. The Merger

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Company will be merged with and into the Purchaser in accordance with the provisions of the DGCL. Following the Merger, the Purchaser will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company will cease. The Purchaser and the Company are sometimes referred to collectively as the "Constituent Corporations."

Section 1.2 The Closing

Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Dinsmore & Shohl LLP, 255 E. Fifth Street, Cincinnati, Ohio 45202, unless another date, time or place is agreed to in writing by the parties.

Section 1.3 Effective Time

Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree) the Purchaser will file with the Delaware Secretary of State the appropriate certificate of merger (the "Certificate of Merger") and make all other fillings or

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recordings required by the DGCL to consummate the Merger. The Merger will be consummated on the later of the date on which the Certificates of Merger have been filed with the Delaware Secretary of State or such time as is agreed upon by the parties and specified in such Certificates of Merger. The time the Merger becomes effective in accordance with the DGCL is referred to in this Agreement as the "Effective Time."

Section 1.4 Effects of the Merger

The Merger will have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Organizational Documents

At the Effective Time, the certificate of incorporation and bylaws of the Purchaser (as in effect immediately prior to the Effective Time), will become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.

Section 1.6 Directors and Officers

The directors and the officers of the Purchaser at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and commence serving.

Section 1.7 Conversion of Shares

As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Purchaser or their respective stockholders:

         (a) each share of the Company's common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the "Shares"), other than Shares owned by the Purchaser that are to be canceled pursuant to (b), below, and Dissenting Shares (as defined in (c) below) will be converted into the right to receive, upon the surrender of the certificate formerly representing such Share in accordance with this Agreement, $.65 in cash, without interest (the "Merger Consideration");

         (b) each Share owned immediately prior to the Effective Time by the Purchaser will be canceled and extinguished; and

         (c) notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a

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                  written demand in the manner provided by Section 262 of the
                  DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares"), will not be converted into a right to receive the Merger Consideration. To the extent permitted by Section 262 of the DGCL, the Dissenting Shares shall not entitle the holder thereof to vote such stock for any purpose or to receive the payment of any dividend, or distribution. All payments with respect to the Dissenting Shares shall be made in accordance with Section 262 of the DGCL.

         (d) At the Effective Time, each issued and outstanding share of Series B preferred stock, par value $0.01 per share, of the Company will become one issued and outstanding share of non-voting Common Stock, par value $0.01 per share, of the Purchaser.

Section 1.8 Purchaser Common Stock

Each share of common stock, par value $0.01 per share, of the Purchaser outstanding immediately prior to the Effective Time will be unaffected by the Merger.

Section 1.9 Tax Effect

The parties intend that the transactions contemplated by this Agreement constitute a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                     PAYMENT

Section 2.1 Surrender of Certificates

From and after the Effective Time, each holder (except for Purchaser) of a certificate that immediately prior to the Effective Time represented an outstanding Share (a "Certificate") will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent (as defined in Section 2.2), the Merger Consideration into which the Shares evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

Section 2.2 Exchange Agent; Certificate Surrender Procedures

         (a) On or prior to the Effective Time, the Purchaser and the Company will designate (and enter into an agreement with) an institution or trust company to act as exchange agent for the Merger Consideration (the "Exchange Agent"). As soon as reasonably practicable after the Effective Time, the Surviving Corporation will deposit with the Exchange Agent, for the benefit of the holders of Shares, the aggregate Merger Consideration required to be paid hereunder. Pending payment

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                  of such funds to the holders of Certificates, the Merger
                  Consideration will be held and may be invested by the Exchange Agent as the Surviving Corporation directs (so long as such directions do not impair the rights of holders of Shares) in direct obligations of the United States for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, or commercial paper of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or its designee, in the Surviving Corporation's sole discretion. The Purchaser will promptly replace any funds lost through any investment made pursuant to this section. The Exchange Agent will, pursuant to irrevocable instructions, deliver to each holder of Shares under and in accordance with (b) below, the Merger Consideration payable to each such holder. The Merger Consideration deposited with the Exchange Agent will not be used for any purpose other than as set forth in this Agreement.

         (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon delivery of Certificates to the Exchange Agent, and will be in such form and have such other provisions as the Surviving Corporation will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Exchange Agent of such Certificates together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder will be entitled to receive the Merger Consideration into which the Certificates so surrendered have been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which the Shares represented by such Certificate have been converted in accordance with the provisions of this Agreement.

Section 2.3 Transfer Books

The stock transfer books of the Company will be closed at the Effective Time, and no transfer of any Shares will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Shares prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Shares have been converted in the Merger will be paid to the transferee in accordance with the provisions of Section 2.2 only if the Certificate is surrendered as provided in Section 2.1 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

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Section 2.4 Termination of Funds

Any portion of the Merger Consideration that remains undistributed one hundred eighty (180) days after the Effective Time will be delivered to the Surviving Corporation upon demand, and each holder of Shares who has not previously surrendered Certificates in accordance with the provisions of this Article II will thereafter look only to the Surviving Corporation for satisfaction of any claims for the Merger Consideration such holder may have. Notwithstanding the foregoing, neither the Purchaser nor the Surviving Corporation will be liable to any former holder of Shares for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5 Lost Certificates

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Exchange Agent and the Surviving Corporation) of that fact by the person making such a claim, and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against or with respect to such Certificate, and after fulfillment of any other conditions required by the Exchange Agent or the Surviving Corporation, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to
Section 2.2.

Section 2.6 No Rights as Stockholder

From and after the Effective Time, the holders of Certificates will cease to have any rights as stockholders of the Surviving Corporation, except as otherwise expressly provided in this Agreement or by applicable Laws, and the Surviving Corporation will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the Shares evidenced by such Certificate have been converted pursuant to the Merger.

Section 2.7 Withholding

The Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Shares all amounts required by Law to be deducted or withheld therefrom. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Purchaser.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the disclosure schedules of the Company (the "Disclosure Schedules") or the SEC Documents (as defined in Section 3.6), the Company represents and warrants to the Purchaser as follows:

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Section 3.1 Corporate Existence and Power

The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently being conducted. The Company is duly qualified or licensed to conduct business as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this Agreement, the term "Material Adverse Effect" means any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations or prospects of the Company; provided, however, that the following are excluded from the definition of "Material Adverse Effect" and from the determination of whether such a Material Adverse Effect has occurred: (i) any change, effect or occurrence that is generally applicable to the hotel and/or the hospitality industry or the economy in general; or (ii) changes in Laws (for purposes of this Agreement "Laws" is defined as each federal, state and local law, statute, rule, regulation, ordinance, permit, order or writ to which the Company or any of its assets or properties is subject) (including common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles.

Section 3.2 Corporate Authorization; Approvals

         (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the Stockholder Approval (as defined in (c) below), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing).

         (b) The Company's Board of Directors, or an appropriate committee thereof, has taken (or will take prior to the Merger) all action necessary so that the exemption contemplated by Rule 16b-3(e) promulgated pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") is applicable to the disposition of Shares, options to acquire Shares and appreciation rights based on the Shares in connection with the Merger by all directors and/or officers of the Company.

         (c) The affirmative vote of the holders of a majority of the outstanding Shares on the applicable record date (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

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Section 3.3 Governmental Authorization

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any filing or registration with, notification to, or authorization, consent or approval of, any federal, state or local governmental authority, court, administrative or regulatory agency or commission (each a "Governmental Entity"), other than: (a) the filing of (i) the Certificates of Merger with the Delaware Secretary of State in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and the Exchange Act; (c) such actions as may be required under any applicable state securities or blue sky Laws; and (d) such other actions or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have either a Material Adverse Effect, or to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.4 Non-Contravention

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not contravene or conflict with the Company's certificate of incorporation or bylaws.

Section 3.5 Capitalization

         (a) The authorized capital stock of the Company consists of 15,000,000 Shares and 5,000,000 shares of Series B Preferred Stock (the "Preferred Shares"). As of the close of business on July 25, 2003 (i) 5,564,005 Shares were issued and outstanding; and (ii) 3,100 Preferred Shares were issued and outstanding. As of the close of business on July 25, 2003, Options to acquire an aggregate of 110,000 Shares are outstanding under the option plans maintained by the Company. Stock Appreciation Rights with respect to 20,000 Shares have been issued by the Company. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

         (b) Except as described above, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iii) options, warrants or other rights to acquire from the Company, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Shares.

Section 3.6 SEC Documents

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The Company has filed all material forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") prior to the date of this Agreement (together with the amendments and supplements to such filings, the "SEC Documents"). Each SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. No SEC Document filed pursuant to the Exchange Act or the Securities Act, as of its filing date or effective date, as applicable (or if amended or supplemented, as of the filing date or effective date, as applicable, of its last amendment or supplement), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.7 Financial Statements; Liabilities

         (a) Each of the balance sheets included in the SEC Documents fairly presents in all material respects the financial position of the Company as of the respective dates thereof, and the other related consolidated financial statements (including the notes thereto) included therein fairly present in all material respects the results of operations and cash flows of the Company for the respective periods or as of the respective dates set forth therein (collectively, the "Financial Statements"). As of the respective filing date for the applicable SEC Document in which it was included, each of the Financial Statements (including the notes thereto) complied in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and was prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis during the periods or as of the respective dates involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

         (b) There are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or due or to become due, in each case, other than liabilities or obligations referenced (whether by value or otherwise) or reflected in the SEC Documents, the Financial Statements or disclosed in the notes thereto (i) incurred since December 31, 2002 in the ordinary course of business; (ii) under this Agreement or in connection with the transactions contemplated hereby; (iii) of the Company under the agreements, material contracts ("Contracts"), leases, or licenses to which they are parties; and (iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8 Information to Be Supplied

The information to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement (as such term is defined in Section 5.4) will comply with the applicable provisions of Section 5.4. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representations

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or warranties with respect to any information supplied by, or related to, the
Purchaser or any of its Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Exchange Act, "Affiliates") or advisors that is contained in, or incorporated by reference into, the Proxy Statement.

Section 3.9 Absence of Certain Changes

Except as otherwise contemplated by this Agreement, since December 31, 2002, the Company has conducted its business in the ordinary course consistent with past practice, and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) any action, event, occurrence, development or state of circumstances or facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10 Brokers' Fees; Opinion of Financial Advisor

         (a) Except for Murray, Devine & Co., Inc. (the "Financial Advisor"), there is no investment banker, broker or finder that has been retained by, or is authorized to act on behalf of, the Company who might be entitled to any fee or commission from the Company or the Purchaser upon consummation of the transactions contemplated by this Agreement.

         (b) The Company has received an opinion from the Financial Advisor dated July 28, 2003 that the Merger Consideration is fair to the Company's stockholders, other than the Purchaser and its affiliates, from a financial point of view.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company as follows:

Section 4.1 Corporate Existence and Power

The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted. The Purchaser is duly qualified or licensed to conduct business as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

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Section 4.2 Corporate Authorization; Approvals

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within the Purchaser's corporate powers and have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing).

Section 4.3 Share Ownership

Purchaser owns 3,914,907 Shares.

Section 4.4 Governmental Authorization

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not require any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity on behalf of the Purchaser, other than (a) the filing of the Certificates of Merger in accordance with the DGCL;
(b)compliance with any applicable requirements of the Securities Act and the Exchange Act; (c) such actions as may be required under any applicable state securities or blue sky Laws, and (d) such other actions or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5 Non-Contravention

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not contravene or conflict with the Purchaser's certificate of incorporation or bylaws in any manner which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.6 Information To Be Supplied

The information to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement will comply with the applicable provisions of Section 5.4. The Proxy Statement will (with respect to the Purchaser) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Purchaser makes no representations or warranties with respect to any information supplied by, or related to, the Company or any of its advisors that is contained in, or incorporated by reference into, any of the foregoing documents.

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Section 4.7 Litigation

As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or to the knowledge of the Purchaser, threatened by or against the Purchaser that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. The Purchaser is not subject to any outstanding judgment, injunction, order or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. There are no judicial or administrative actions, proceedings or investigations pending, or to the knowledge of the Purchaser, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with this Agreement.

Section 4.8 Availability of Funds

The Purchaser has, or has received a financing commitment pursuant to which it will have, sufficient funds available to enable it to consummate the transactions contemplated by this Agreement as of the Effective Date of the Merger.

Section 4.9 Brokers' Fees

No investment banker, broker or finder has been retained by, or is authorized to act on behalf of, the Purchaser and no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

Section 5.1 Reasonable Best Efforts

         (a) Subject to the terms and conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, provided that nothing in this section will require the Company to take any action which would be inconsistent with the fiduciary duties of its Board of Directors as such duties would exist under applicable Law in the absence of this section.

         (b) Prior to the Closing Date, each of the parties will (i) give all required notices to third parties and Governmental Entities and use its reasonable best efforts to obtain all third party and governmental consents and approvals that it is required to obtain in connection with this Agreement, the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to prevent

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                  any preliminary or permanent injunction or other order by a
                  Governmental Entity that seeks to modify, delay or prohibit the consummation of the transactions contemplated by this Agreement and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction. In connection with the foregoing, each party (y) will promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (z) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat.

         (c) In connection with and without limiting the foregoing, the Purchaser and the Company will (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any such statute or regulation becomes applicable hereto, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. The Company and the Purchaser will each furnish to one another and to their respective counsel all such information as may be required in order to accomplish the foregoing actions.

Section 5.2 Interim Operations

From the date hereof until the Effective Time, the Company will conduct its business in all material respects in the ordinary course consistent with past practice and will use its reasonable best efforts to preserve intact its present business organization, assets, licenses, permits, Contracts and relationships with suppliers, customers and others having business relations with it.

Section 5.3 Stockholder Meeting

         (a) As soon as reasonably practicable, the Company will duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholder Meeting") for the purpose of obtaining the Stockholder Approval. The Company will set the date for the Stockholder Meeting.

         (b) The Company's Board of Directors may authorize the Company to engage in discussions or negotiations with any person who (without any solicitation or initiation, directly or indirectly, by the Company or any representative of the Company after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning, and access to, the Company and its subsidiaries and their respective businesses, properties and assets, and the Company's Board of Directors may direct the Company's representative to cooperate with and be available to consult with any such person; provided that the Company's Board of Directors shall have determined in the exercise of its fiduciary duties that such action is in the best interests of the Company's stockholders. Following receipt of an Acquisition Proposal (as defined below) that is financially superior to the Merger (as determined in good faith by the Company's Board of Directors), the Board of Directors of the Company may withdraw, modify or not make its Recommendation in favor of the Merger, provided that the Company's Board of Directors shall have concluded in good faith that such action is necessary in order for the Company's Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. The Company's Board of Directors may take and disclose to the Company's stockholders any position required under the Securities Exchange Act of 1934, as amended. Except to the extent the Company's Board of Directors deems it necessary not to do so in the exercise of its fiduciary obligations to its stockholders, the Company will promptly notify Purchaser of the receipt of any Acquisition Proposal, including the identity of the person or group making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal; provided that, except to the extent the Company's Board of Directors deems it necessary not to do so in the exercise of its fiduciary obligation to its stockholders, in no event shall the Company enter into a definitive agreement in connection with the Acquisition Proposal less than five business days after the Company's initial notification to Purchaser of an inquiry or proposal relating to an Acquisition Proposal.

         (c) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the assets of the Company and its subsidiaries taken as a whole, or at least 20% of the outstanding shares of capital stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series related transactions, in each case other than the Merger.

Section 5.4 Certain Filings

         (a) As promptly as reasonably practicable, the Company will prepare and file with the SEC a proxy statement relating to the Stockholder Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Each of the Company and the Purchaser will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Proxy Statement. The Company will mail the Proxy Statement to its stockholders as promptly as reasonably practicable and, if necessary, after the Proxy Statement has been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

         (b) No amendment or supplement to the Proxy Statement will be made by the Company without the approval of the Purchaser. The Company will advise the Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC for additional information. The Company will use its reasonable best efforts to prepare and file any such amendments and/or respond to any such requests as promptly as reasonably practicable.

         (c) The Company agrees that the information supplied by the Company for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; (ii) the time of the Stockholder Meeting; and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) The Purchaser agrees that the information supplied by the Purchaser for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (e) If at any time prior to the Effective Time, the Company or the Purchaser discovers any information relating to either party or any of their respective officers or directors that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly provide written notice to the other party hereto and the Company will prepare an appropriate amendment or supplement describing such information that will be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 5.5 Indemnification and Insurance

         (a) Purchasers agree that all rights to indemnification existing in favor of the present or former directors, officers and employees (or any person who served at the Company's or any of its subsidiaries' request as an officer, director or agent) of the Company or any of its subsidiaries (or any other entity or enterprise, such as, a partnership, joint venture, trust or employee benefit plan) as provided in the Company's Certificate of Incorporation or bylaws, or the articles of organization, bylaws or similar documents of any of the Company's subsidiaries or other entity or enterprise and the indemnification agreements, if any, with such person or persons, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. The certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for the period set forth in the preceding sentence in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers or employees of the Company or otherwise entitled to indemnification under the certificate of incorporation or bylaws of the Company (the "Indemnified Parties"). It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement entered into with the consent of the Surviving Corporation (which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of this Agreement and the transactions contemplated hereby, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Time) (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of one counsel (provided that if different Indemnified Parties are subject to different claims, actions, suits, proceedings or investigations, each Indemnified Party may select his or her own counsel which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation), promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of such matter.

         (b) The Company shall maintain in effect until the Effective Time, in respect of acts or omissions occurring prior to the Effective Time and in the current coverage amounts, policies of directors' and officers' liability insurance and fiduciary insurance covering the persons described in Section 5.5(a). Nothing herein shall require the Surviving Corporation to continue to maintain such insurance subsequent to the Effective Time; provided, however, that if the Surviving Corporation elects not to maintain such insurance, or if the Surviving Corporation maintains such insurance and then allows the insurance to lapse without renewal, the obligations of the Surviving Corporation to the Indemnified Parties under Section 5.5(a) shall be personally guaranteed, jointly and severally, by Louis S.

                  Beck and Harry G. Yeaggy pursuant to the terms of a Guaranty Agreement executed and delivered prior to the Effective Time in form and substance satisfactory to the Audit Committee of the Board of Directors of the Company.

         (c) This Section 5.5 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable, by any person or entity entitled to be indemnified hereunder. The Surviving Corporation shall pay all reasonable costs and expenses, including attorney's fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.5.

Section 5.6 Public Announcements

The initial press releases, if any, issued by each party announcing the Merger and the transactions contemplated by this Agreement will be in a form that is mutually acceptable to the Purchaser and the Company. Thereafter, the Purchaser and the Company will consult with one another before issuing any press releases or otherwise making any public announcements (including communications with employees) with respect to the transactions contemplated by this Agreement, and except as may be required by fiduciary duties, applicable Law or by the rules and regulations of the SEC or of the National Association of Securities Dealers in connection with the trading of the Shares on the over-the-counter market, will not issue any such press release or make any such announcement prior to such consultation.

Section 5.7 Access to Information

The Company will afford the Purchaser and its officers, employees, agents and representatives full access to all premises, properties, employees, information, books, records, Contracts and documents of or pertaining to the Company.

Section 5.8 Notice of Developments

The Company and the Purchaser will each give prompt written notice to the other of the occurrence of any event that would reasonably be expected to result in a Material Adverse Effect on either party. Each of the Company and the Purchaser will give prompt written notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would reasonably be expected to cause any condition to the consummation of the Merger not to be satisfied.

                                   ARTICLE VI

                  CONDITIONS TO THE CONSUMMATION OF THE MERGER

Section 6.1 Conditions to the Obligations of Each Party

The respective obligations of each party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a)      the Company will have obtained the Stockholder Approval; and

         (b) no order, decree, ruling, judgment or injunction will have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction that prohibits the Merger and the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and continue to be in effect.

Section 6.2 Conditions to the Obligations of the Company

The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the Company:

         (a) the representations and warranties of the Purchaser set forth in Article IV will be true and correct in all material respects, in each case as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date);

         (b) the Purchaser will have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

         (c) the Purchaser will have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer, certifying the satisfaction of the conditions set forth.

Section 6.3 Conditions to the Obligations of the Purchaser

The obligations of the Purchaser to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the Purchaser:

         (a)      the representations and warranties of the Company set forth in
                  Article III will be true and correct in all material respects, in each case as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date);

         (b) the Company will have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

         (c) from the date of this Agreement to the Effective Time, there will not have been any event or development that has or could, individually or in the aggregate, have a Material Adverse Effect with respect to the Company;

         (d) the Company will have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by an executive officer, certifying the satisfaction of the conditions set forth above; and

         (e) no new claim, action, suit, proceeding or investigation will be pending or threatened against the Company that relates to the transactions contemplated by this Agreement or that otherwise may reasonably be expected to have a Material Adverse Effect with respect to the Company.

         (f) all options or stock appreciation rights previously granted by the Company will have been cancelled pursuant to written agreements between the Company and the holders thereof.

                                   ARTICLE VII

                                   TERMINATION

Section 7.1 Termination

This Agreement may be terminated at any time prior to the Effective Time:

         (a)      by mutual written agreement of the Purchaser and the Company;

         (b)      by either the Purchaser or the Company, if:

                  (i) the Merger has not been consummated by February 29, 2004 (the "Outside Date"); provided, that the party seeking to terminate this Agreement pursuant to this clause has not breached in any material respect its obligation under this Agreement in any manner that has substantially contributed to the failure to consummate the Merger on or before the Outside Date;

                  (ii) (A) an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and (B) the party seeking to terminate this Agreement pursuant to this clause has used its reasonable best efforts to remove such order, decree, ruling, judgment or injunction; or

                  (iii) at the Stockholder Meeting (including any adjournment or postponement thereof), the Stockholder Approval will not have been obtained, unless such failure to obtain the Stockholder Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

         (c) by the Company if (i) the Purchaser (A) breaches or fails to perform or comply with any of its material covenants and agreements contained herein, or (B) breaches its representations and warranties in any material respect such that the conditions in Section 6.1 or Section 6.2 would not be satisfied, and such breach is not cured within thirty (30) days after written notice of such breach is given by the Company, or (ii) subject to compliance with the provisions of
                  Section 5.3, if the Company's Board of Directors has withdrawn the Recommendation; and

         (d) by the Purchaser if (i) the Company (A) breaches or fails to perform or comply with any of its material covenants and agreements contained herein, or (B) breaches its representations and warranties in any material respect such that the conditions in Section 6.1 or Section 6.3 would not be satisfied, and such breach is not cured within 20 days after written notice of such breach is given by the Purchaser, (ii) the Company's Board of Directors has withdrawn the Recommendation, or (iii) a claim, action, suit, proceeding or investigation is filed, instituted, commenced or threatened against the Company on or after the date of this Agreement that relates to the transactions contemplated by this Agreement or that otherwise may reasonably be expected to have a Material Adverse Effect with respect to the Company.

Section 7.2 Effect of Termination

If any party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except for any liability of any party then in breach, provided that the provisions of this section, Section 7.3 and Article VIII will remain in full force and effect and survive any termination of this Agreement.

Section 7.3 Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1 Survival of Representations and Warranties

None of the representations and warranties contained in this Agreement or in any certificate, instrument or other writing delivered pursuant to this Agreement will survive the Merger or the termination of this Agreement. Only the covenants contained in Article I and Article II, Section 5.5, Section 7.2, Section 7.3 and
Article VIII will survive the Effective Time.

Section 8.2 Successors and Assigns

Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.3 Amendment

This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of the Purchaser and the Company at any time before or after the Stockholder Approval, provided that after obtaining the Stockholder Approval, no amendment to this Agreement will be made without the approval of the stockholders of the Company if and to the extent such approval is required under the DGCL.

Section 8.4 Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.5 Extension of Time; Waiver

At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants, agreements or conditions of the other party to this Agreement, and may waive any breach of the representations or warranties of such other party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

Section 8.6 Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.

Section 8.7 Descriptive Headings

The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

Section 8.8 Notices

Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally or sent by registered or certified mail (postage prepaid) or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; three business days after being sent by registered or certified mail; and at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile, as follows:

                         If to the Purchaser: Mr. Louis S. Beck
                                              Janus Hotels and Resorts, Inc.
                                              2300 Corporate Boulevard, N.W.
                                              Suite 232
                                              Boca Raton, Florida 33431-8596

                         With a copy to:      John E. Barnes, Esq.
                                              Dinsmore & Shohl LLP
                                              1900 Chemed Center
                                              255 E. Fifth Street
                                              Cincinnati, Ohio 45202

                         If to the Company:   Mr. Richard Tonges
                                              Janus Hotels and Resorts, Inc.
                                              8534 East Kemper Road
                                              Cincinnati, Ohio 45249-3701

                         With a copy:         Lawrence A. Goldman, Esq.
                                              Gibbons, Del Deo, Dolan,
                                              Griffinger & Vecchione
                                              One Riverfront Plaza
                                              Newark, NJ 07102

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

Section 8.9 No Third-Party Beneficiaries

Except as provided pursuant to Section 5.5, the terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Section 8.10 Entire Agreement

This Agreement, the Disclosure Schedules and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

Section 8.11 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK. THE SIGNATURE PAGE IMMEDIATELY FOLLOWS.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.

                         JANUS HOTELS AND RESORTS, INC.

                         By: /s/ Richard A. Tonges
                             ------------------------------
                         Name: Richard A. Tonges
                         Title: Vice President of Finance
                                ("Company")

                         JANUS ACQUISITION, INC.

                         By: /s/ Louis S. Beck
                             ------------------------------
                         Name: Louis S. Beck
                         Title: Chief Executive Officer
                                ("Purchaser")